UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 1, 2015

CIG WIRELESS CORP.

(Exact name of registrant as specified in Charter)

Nevada	000-53677	68-0672900
(State or other jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

11120 South Crown Way, Suite 1, Wellington, Florida 33414
(Address of principal executive offices)

(561) 701-8484

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 1, 2015, CIG Wireless Corp., a Nevada corporation (the “Company”) received a loan from each of Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC (collectively, the “Fir Tree Investors”), both related parties, evidenced by promissory notes in the amount of $0.5 million each (the “Notes”), for a total of $1.0 million.

The Notes mature on the earlier of: (i) August 1, 2018; (ii) the date on which such amounts due under the Notes are accelerated in accordance with the terms of the Notes; (iii) the occurrence of a “Liquidation Event” as defined in the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of the Company; or (iv) the date on which the Company’s Series A-1 Non-Convertible Preferred Stock is redeemed or redeemable. Interest on the principal balance of the Notes shall accrue on a quarterly basis at the rate of fifteen percent (15%) per annum, calculated on the basis of a 360 day year and actual number of days elapsed. Interest on the Notes shall, at the option of the Company, be payable quarterly or added to the principal amount of the Notes as of such due date. At the option of the Company, the unpaid principal of the Notes may be prepaid in whole or in part, at any time, with accrued and unpaid interest thereon but without penalty or premium; provided that any such partial prepayment shall be in an increment of $100,000, plus accrued and unpaid interest thereon.

The amounts borrowed pursuant to the Notes will be used for working capital and other general corporate purposes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Notes constitute direct financial obligations of the Company. The information described above under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2015	CIG WIRELESS CORP.

	By:	/s/ Paul McGinn
Paul McGinn Chief Executive Officer